For Immediate Release

ACCEPTANCE INSURANCE COMPANIES INC. COMPLETES SALE OF PROPERTY
AND CASUALTY BUSINESSES TO McM CORPORATION

             (Omaha, Nebraska, August 10, 2001). Acceptance Insurance Companies Inc. (NYSE:AIF) has completed the sale of two wholly owned insurance companies to McM Corporation, a Raleigh, North Carolina based insurance holding company and owner of Occidental Fire & Casualty Company of North Carolina and Wilshire Insurance Company. In addition, McM Corporation previously purchased a selected portfolio of the Company’s property and casualty insurance programs managed and sold through retail and general agents.

             The two companies, Acceptance Indemnity Insurance Company and Acceptance Casualty Insurance Company, underwrote only property and casualty insurance, and the sale was closed pursuant to an agreement announced May 9, 2001 after all necessary regulatory approvals were received.

             All programs involved in the transaction were sold as of May 1, 2001. McM Corporation received all unearned premium for in-force policies and various other rights, and reinsured Acceptance against losses from the in-force policies arising from or related to acts, events or occurrences on or after May 1.

             Acceptance Insurance Companies Inc. is an insurance holding company providing agricultural risk management products and services throughout the United States. American Agrisurance, Acceptance’s wholly owned crop insurance marketing subsidiary, is a recognized leader in the crop insurance industry.

Contacts:

John E. Martin	Dwayne D. Hallman
President and Chief Executive Officer	Chief Financial Officer
Acceptance Insurance Companies Inc.	Acceptance Insurance Companies Inc.
800.228.7217	800.228.7217